UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 26, 2009

BIDZ.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51257	95-4728109
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

3562 Eastham Drive
Culver City, California		90232
(Address of principal executive offices)		(Zip Code)

310-280-7373

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

(a)  Bidz.com, Inc. (the “Company”) and PAS Trust, as Landlord, previously entered into a lease (the “Lease”) of the Company’s principal executive offices and facilities located in Culver City, California, dated as of April 15, 2003, as amended by Addendum No. 2, dated as of March 3, 2004. The term of the Lease was to expire in October 2009.  The Company and Landlord have entered into an amendment of the Lease (i) extending the expiration date of the Lease by thirty-two months to June 30, 2012, and (ii) not increasing the monthly rent for the duration of the Lease.  Except as amended, the other terms of the Lease continue in effect.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  The Company entered into an employment agreement with our Chief Executive Officer, David Zinberg, in June 2006. The agreement provides for an employment term of three years and for year to year extensions thereafter unless either party gives 90 days notice not to extend. The employment agreement was amended, effective April 1, 2009, to increase the minimum base salary from $290,000 per annum to $500,000 per annum. Except as amended, the other terms of the employment agreement continue in effect. The Company’s Compensation Committee evaluates both performance and compensation to ensure that we maintain the ability to attract and retain key employees such as our Chief Executive Officer and that compensation provided to our Chief Executive Officer remains competitive relative to the compensation paid to similarly situated executives of our peer companies. The committee obtains the comparative data used to assess competitiveness from a variety of resources. The committee engaged Towers Perrin, an outside human resources consulting firm, in 2006 and 2009 to provide relevant market data, including base salary and incentive compensation, for similar sized online retail companies in terms of market capitalization and revenue. The committee has also utilized other industry compensation surveys and public company proxy statements filed with the SEC for similar sized companies in the online retail industry to benchmark our CEO’s salary. Based on the committee’s evaluation, it was determined that an adjustment in our CEO’s base salary was appropriate, and that the employment agreement be amended accordingly.

Item 8.01  Other Events.

The Company announced on March 27, 2009 that it has acquired the inventory, intellectual property, trademarks and tools of Krementz, Van Dell, Shiman, Dolan & Bullock, Taylor Avedon, Angelite, Skal, Skalet, Magical Years, Little Miss Pride, Sideways, Darling Diamonds, Fingerprint Locket and others, in the bankruptcy auction of The Colibri Group. Colibri is a leading global designer, manufacturer and marketer of highly notable and century old heritage branded jewelry products. In addition to the trademarks and inventory, the Company will make the inventory available for both auction and sale on its Bidz.com and Buyz.com websites. The purchase of these brands from The Colibri Group represents substantially all of the jewelry brands manufactured by Colibri that were available for purchase in the bankruptcy auction.

A copy of the Company’s press release discussing the purchase is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

The following exhibits are furnished herewith:

Exhibit Number	Description

10.1	Addendum No. 3 to Standard Industrial/Commercial Multi-Tenant Lease — Net, dated March 26, 2009.

99.1	Text of press release issued by Bidz.com, Inc. dated March 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 31, 2009	BIDZ.COM, INC.

	By:	/s/ Lawrence Kong
Lawrence Kong
Chief Financial Officer